Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

BROADCAST INTERNATIONAL, INC.,

ALTA ACQUISITION CORPORATION

and

ALLDIGITAL HOLDINGS, INC.

Dated as of January 6, 2013

TABLE OF CONTENTS

ARTICLE 1. DESCRIPTION OF TRANSACTION
1.1	Merger of Merger Sub with and into the Company	5
1.2	Effects of the Merger	5
1.3	Closing; Effective Time	5
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	5
1.5	Conversion of Shares	5
1.6	Closing of the Company’s Transfer Books	6
1.7	Dissenting Shares	6
1.8	Exchange of Certificates	7
1.9	Company Warrants	8
1.10	Company Equity Awards; Company Equity Plan	8
1.11	Tax Consequences	9
1.12	Further Action	9

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1	Subsidiaries; Due Organization; Etc	9
2.2	Authority; Binding Nature of Agreement	9
2.3	Capitalization	10
2.4	SEC Filings; Financial Statements	11
2.5	Absence of Undisclosed Liabilities	12
2.6	Absence of Changes	12
2.7	Title to Assets	12
2.8	Loans	12
2.9	Equipment; Real Property; Leasehold	12
2.10	Intellectual Property	13
2.11	Contracts and Commitments; No Default	14
2.12	Compliance with Legal Requirements	15
2.13	Governmental Authorizations	15
2.14	Tax Matters	15
2.15	Employee and Labor Matters; Benefit Plans	16
2.16	Environmental Matters	17
2.17	Insurance	18
2.18	Legal Proceedings; Orders	18
2.19	Vote Required	18
2.20	Non-Contravention; Consents	18
2.21	Financial Advisor	19
2.22	Disclosure	19

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
3.1	Subsidiaries; Due Organization; Etc	19
3.2	Authority; Binding Nature of Agreement	20
3.3	Capitalization	20
3.4	SEC Filings; Financial Statements	21
3.5	Absence of Undisclosed Liabilities	22
3.6	Absence of Changes	22
3.7	Title to Assets	22
3.8	Loans	23
3.9	Equipment; Real Property; Leasehold	23
3.10	Intellectual Property	23
3.11	Contracts and Commitments; No Default	25
3.12	Compliance with Legal Requirements	25
3.13	Governmental Authorizations	26
3.14	Tax Matters	26
3.15	Employee and Labor Matters; Benefit Plans	26

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3.16	Environmental Matters	27
3.17	Insurance	28
3.18	Legal Proceedings; Orders	28
3.19	Vote Required	28
3.20	Non-Contravention; Consents	29
3.21	Opinion of Financial Advisor	29
3.22	Financial Advisor	29
3.23	Disclosure	29
3.24	Merger Sub	30
3.25	Valid Issuance	30
3.26	No Ownership of Company Common Stock	30

ARTICLE 4. CERTAIN COVENANTS OF THE PARTIES
4.1	Access and Investigation	30
4.2	Operation of the Business of the Company Entities	30
4.3	Operation of the Business of the Parent Entities	32
4.4	No Solicitation	34

ARTICLE 5. ADDITIONAL COVENANTS OF THE PARTIES
5.1	Registration Statement; Joint Proxy Statement/Prospectus	36
5.2	Company Stockholders’ Consent	36
5.3	Parent Stockholders’ Meeting	37
5.4	Derivative Securities; Benefit Plans	39
5.5	Indemnification of Officers and Directors	39
5.6	Regulatory Approvals and Related Matters	40
5.7	Disclosure	40
5.8	Tax Matters	41
5.9	Obligations of Merger Sub	41
5.10	Resignation of Directors	41
5.11	Board of Directors and Officers of the Combined Company	41
5.12	Section 16 Matters	41
5.13	Internal Controls	41
5.14	Name of the Combined Corporation	42
5.15	Takeover Statutes	42
5.16	Supplement to Disclosure Schedules	42

ARTICLE 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
6.1	Accuracy of Representations	42
6.2	Performance of Covenants	43
6.3	Effectiveness of Registration Statement	43
6.4	Stockholder Approval	43
6.5	Documents	43
6.6	No Company Material Adverse Effect	43
6.7	No Restraints	43
6.8	Derivative Actions	43
6.9	Company Dissenters	43
6.10	Parent Dissenters	43
6.11	Working Capital	43

ARTICLE 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY
7.1	Accuracy of Representations	44
7.2	Performance of Covenants	44
7.3	Effectiveness of Registration Statement	44
7.4	Stockholder Approval	44
7.5	Documents	44
7.6	No Parent Material Adverse Effect	44
7.7	No Restraints	44

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7.8	Derivative Actions	44
7.9	Reverse Stock Split	44
7.10	Resignation and Appointment of Directors and Officers	45
7.11	Company Dissenters	45
7.12	Parent Dissenters	45
7.13	Debt	45
7.14	Working Capital	45
7.15	Capitalization of Parent	45
7.16	Monthly Net Cash Flow	45
7.17	Resolution of Disputes	45
7.18	Subsidiaries	45
7.19	Employment Agreements	45

ARTICLE 8. TERMINATION
8.1	Termination	45
8.2	Effect of Termination	46
8.3	Expenses; Termination Fees	46

ARTICLE 9. MISCELLANEOUS PROVISIONS
9.1	Amendment	47
9.2	Waiver	47
9.3	No Survival of Representations and Warranties	48
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	48
9.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	48
9.6	Attorneys’ Fees	48
9.7	Assignability; No Third Party Rights	48
9.8	Notices	48
9.9	Severability	49
9.10	Construction	49

EXHIBITS

Exhibit A	Certain Definitions	51
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	Form of Bylaws of Surviving Corporation

SCHEDULES

Schedule 5.11	Structure of Parent Board Immediately Following the Effective Time

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of January 6, 2013, by and among Broadcast International, Inc. a Utah corporation (“Parent”), Alta Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and AllDigital Holdings, Inc., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and Chapter 92A of the NRS (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

 ARTICLE 1.

DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the Salt Lake City, Utah offices of outside counsel to Parent, on a date to be designated jointly by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the NRS shall be duly executed by the Company, Merger Sub and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Nevada. The Merger shall become effective at the time of the filing of such articles of merger with the Secretary of State of the State of Nevada or at such later time as may be designated jointly by Parent, Merger Sub and the Company and specified in such articles of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth in Exhibit B.

(b) The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in Exhibit C.

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the persons serving as the Chief Executive Officer and the Chief Financial Officer of the Company immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof;

(ii) except as provided in clause “ (i)” above and subject to Sections 1.5(b), Section 1.5(c), Section 1.5(d), and Section 1.7, each share of Company Common Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Common Stock equal to the Per Share Merger Consideration;

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(iii) each share of the Common Stock, $.0001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(iv) except as provided in Section 1.7(b), each share of Parent Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as a share of Parent Common Stock.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall, to the extent it does not so adjust by its terms, be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. As provided in the definition of Per Share Merger Consideration, with respect to each holder of Company Common Stock, the Per Share Merger Consideration shall be aggregated for all shares of Company Common Stock held by such holder and then rounded down to the nearest whole shares of Parent Common Stock.

(d) Notwithstanding any provision of this Agreement to the contrary, to the extent that Parent and Company jointly and reasonably determine that the issuance of Per Share Merger Consideration to one or more holders of Company Common Stock or Book Entry Shares would violate a Legal Requirement that either cannot be eliminated or cannot be eliminated without unreasonable delay or expense (as determined by the Boards of Directors of Parent and the Company), the Per Share Merger Consideration with respect to the shares of Company Common Stock or Book Entry Shares held by such holder(s) shall be an amount in cash equal to the Alternative Cash Consideration.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) except as provided in Section 1.5(a)(i) or Section 1.5(a)(ii), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Merger Consideration, the Alternative Cash Consideration or such consideration as determined in accordance with Section 1.7; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent (as defined in Section 1.8) or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.8.

1.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock and Book Entry Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the applicable provisions of Sections 92A.300 through 92A.500 of the NRS (such shares of Company Common Stock and Book Entry Shares being referred to collectively as the “Company Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the NRS with respect to such shares) shall not be converted into a right to receive the Per Share Merger Consideration or the Alternative Cash Consideration, but instead shall be entitled to only such rights as are granted by Sections 92A.300 through 92A.500 of the NRS; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Sections 92A.300 through 92A.500 of the NRS or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 92A.300 through 92A.500 of the NRS, such holder’s Company Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration or the Alternative Cash Consideration in accordance with Section 1.5, without interest thereon, upon surrender of such Certificate formerly representing such Company Dissenting Shares or transfer of such Book-Entry Shares, as applicable. The Company shall provide Parent written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and the Company shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands; provided that Parent shall have the right to consent to any final resolution of such demands, which consent shall not be unreasonably withheld. Except with the prior written consent of Parent, which shall not be unreasonably withheld, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

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(b) Notwithstanding the provisions of Section 1.5(a)(iv), shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised dissenters rights with respect to such shares in accordance with Part 13 of the URBCA (such shares of Parent Common Stock being referred to collectively as the “Parent Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder's dissenters rights under the URBCA with respect to such shares) shall be entitled to such rights as are granted by Part 13 of the URBCA. Parent shall provide the Company prompt written notice of any demands received by Parent for the exercise of dissenters rights with respect to shares of Parent Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to Parent prior to the Effective Time pursuant to the URBCA that relates to such demand, and the Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands; provided, that the Company shall have the right to consent to any final resolution of such demand, which consent shall not be unreasonably withheld. Except with the prior written consent of the Company, which shall not be unreasonably withheld, Parent shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.8 Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall select Interwest Transfer Company, Inc., Parent’s transfer agent, or another bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. At or promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments of Alternative Cash Consideration in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for certificates representing Parent Common Stock or, if applicable, the Alternative Cash Consideration. Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 or, if applicable the Alternative Cash Consideration; and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate or Book Entry Shares shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock as contemplated by Section 1.5 or, if applicable, the Alternative Cash Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent and the Company reasonably agree to direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

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(c) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent within ten (10) days of Parent’s written request therefore, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent for, and be entitled to receive from Parent, satisfaction of their claims for Parent Common Stock or, if applicable, Alternative Cash Consideration, and any dividends or distributions with respect to shares of Parent Common Stock.

(d) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent, the Exchange Agent or the Surviving Corporation, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable taxing or other authority.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

1.9 Company Warrants. At the Effective Time, Parent shall assume all duties and obligations of the Company under the Company Warrants, and promptly following the Effective Time Parent shall provide a letter of transmittal to each holder of Company Warrants providing for the manner in which such Company Warrants will be replaced by warrants to acquire Parent Common Stock on the same terms and conditions as the Company Warrants, other than the exercise price and number of shares of Parent Common Stock subject to the warrants, which shall be equitably adjusted to reflect the Exchange Ratio.

1.10 Company Equity Awards; Company Equity Plan.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option in accordance with the terms (as in effect immediately prior to the Effective Time) of the Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) except as provided in the foregoing clauses “(A),” “(B)” and “(C),” any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule, terms of acceleration and all other provisions of such Company Option shall remain subject to the same terms and conditions set forth in the Company Equity Plan and the applicable stock option agreement, employment agreement or other agreement evidencing such Company Option immediately prior to the Effective Time; provided, however, that Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent; further, provided, however, the exercisability of Company Options that by their terms automatically accelerate, without any action or omission of the Company Board, as a result of and upon the close of the Merger, which Company Options are described on Part 1.10(a) of the Company Disclosure Schedule, shall accelerate in accordance with the terms of such Company Options.

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(b) At the Effective Time, Parent shall assume the Company Equity Plan. Following assumption of the Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements and such Company Equity Plan, using the share reserves of the Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 1.10(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in the Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of the Company Equity Plan.

1.11 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The Company, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

 ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Section 2 to which it is reasonably apparent that such exception or disclosure would relate):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Company Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Company Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.19), to perform its obligations under this Agreement. The Company Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders pursuant to the Company Stockholder’s Consent (as defined in Section 5.2). Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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2.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 90,000,000 shares of Company Common Stock, of which 25,444,728 are issued and outstanding, and (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable. None of the Company Entities (other than the Company) holds any shares of capital stock of the Company or any rights to acquire shares of capital stock of the Company. None of the outstanding shares of capital stock of the Company is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Company or any securities of any of the Company Entities. None of the Company Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company or other securities.

(b) As of the date of this Agreement, 4,738,000 shares of Company Common Stock are subject to issuance pursuant to Company Options and 3,762,000 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plan. Part 2.3(b) of the Company Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award and the location of his/her residence; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) the per share exercise price (if any) of such Company Equity Award; (v) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable, if applicable; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires; and (viii) if such Company Equity Award is a Company Option, whether such Company Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The exercise price per share of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option pursuant to the equity plan pursuant to which such Company Option was granted. All grants of Company Equity Awards granted prior to September 30, 2012 were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 2.4(a)) in accordance with GAAP and, to the Knowledge of the Company, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c) As of the date of this Agreement, 3,892,274 shares of Company Common Stock are subject to issuance pursuant to Company Warrants. Part 2.3(c) of the Company Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Company Warrant outstanding as of the date of this Agreement the following information: (i) the name and address of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the per share exercise price of such Company Warrant; (iv) the applicable vesting schedule, and the extent to which such Company Warrant vested and is exercisable, if applicable; (v) the date on which such Company Warrant was issued; and (vi) the date on which such Company Warrant expires. Other than the Company Warrants, and except as set forth in Sections 2.3(a) or 2.3(b) above or Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Company Entities to which any of the Company Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Company Entities; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d) All outstanding shares of Company Common Stock, and all options and other securities of the Company Entities, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are held by the Company or a wholly-owned Subsidiary of the Company. All of the outstanding shares and all other securities of each of the Company’s Subsidiaries are owned beneficially and of record by the Company free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

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2.4 SEC Filings; Financial Statements.

(a) The Company has delivered or made available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since July 29, 2011, including all amendments thereto (collectively, the “Company SEC Documents”). Since July 29, 2011, all statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Company SEC Document, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. The certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company Entities required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and such assessment concluded that such controls were effective. To the Knowledge of the Company, since December 31, 2011, until the date hereof, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company Entities; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Company Entities are required by GAAP to be included in the consolidated financial statements of the Company contained or incorporated by reference in the Company SEC Documents.

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(d) The Company’s auditor has at all times since its engagement by the Company been, to the Knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of the Company, all non-audit services performed by the Company’s auditors for the Company Entities that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

2.5 Absence of Undisclosed Liabilities. The Company does not have any material liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the Company Unaudited Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Part 2.5 of the Company Disclosure Schedule; (c) Liabilities incurred by the Company in the ordinary course of business after the date of the Company Unaudited Balance Sheet and consistent with past practice; or (d) Liabilities for executory obligations to be performed after the Closing under the contracts described in Part 2.11 of the Company Disclosure Schedule.

2.6 Absence of Changes. Except as set forth in Part 2.6 of the Company Disclosure Schedule, since the date of the Company Unaudited Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect; and

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Company Entities (whether or not covered by insurance).

2.7 Title to Assets. The Company Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Company Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Balance Sheet); and (b) all other material assets reflected in the books and records of the Company Entities as being owned by the Company Entities. All of said assets are owned by the Company Entities free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor liens (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar liens) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities; and (iii) liens described in Part 2.7 of the Company Disclosure Schedule (collectively, the “Company Permitted Encumbrances”). The Company Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Company Entities as being leased to the Company Entities, and the Company Entities enjoy undisturbed possession of such leased assets, subject to the Company Permitted Encumbrances.

2.8 Loans. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Company Entities to any Company Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

2.9 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Company Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Company Entities in the manner in which such businesses are currently being conducted.

(b) No Company Entity owns any real property.

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(c) Part 2.9(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Company Entities leases real property from any other Person for annual rent payments in excess of $25,000. (All real property leased to the Company Entities pursuant to the real property leases identified or required to be identified in Part 2.9(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Company Entities, is referred to as the “Company Leased Real Property.”) Part 2.9(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Company Entity) a right of use or occupancy of any of the Company Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.9(c) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than a Company Entity. Since July 29, 2011, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and/or withdrawn.

2.10 Intellectual Property.

(a) Part 2.10(a) of the Company Disclosure Schedule accurately identifies: (i) in Part 2.10(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which any of the Company Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Company Registered IP”); (B) the jurisdiction in which such Company Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; and (ii) in Part 2.10(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights, which if not possessed would reasonably be expected to have or result in a Company Material Adverse Effect, are licensed to any Company Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) The Company has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Company Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product or Company Product Software; (ii) employee agreement containing any assignment or license to any Company Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Company Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) the Company Entities exclusively own all right, title and interest to and in the Company Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Company Entity in connection with the sale, license or provision of Company Products in the ordinary course of business); and (ii) with respect to Company IP other than Company Registered IP, to the Knowledge of the Company no Person other than the Company Entities has any right or interest in such Company IP and no such Company IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.10(a)(ii) of the Company Disclosure Schedule; or (B) non-exclusive licenses granted by any Company Entity in connection with the sale, license or provision of Company Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(ii) each Company Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Company Entities, or purported to be held by any of the Company Entities, as a trade secret; and

(iii) to the Knowledge of the Company, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Company Entities as currently conducted.

(d) All Company Registered IP is, to the Knowledge of the Company, valid, subsisting and enforceable except where the inability to enforce such Company Registered IP would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

(e) Except as would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

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(f) Except as set forth in Part 2.10(f) of the Company Disclosure Schedule, since January 1, 2009: (i) none of the Company Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Company Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Company Products or the Company Product Software); and (ii) none of the Company Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Company IP.

(g) To the Knowledge of the Company, none of the Company Entities and none of the Company Products or Company Product Software (i) has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2009, has been pending or, to the Knowledge of the Company, threatened against any Company Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Company Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) To the Knowledge of the Company, none of the Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Company Entity relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software.

(j) To the Knowledge of the Company, except for trial or demonstration versions, none of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k) To the Knowledge of the Company, none of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software (ii) conditions or could reasonably be expected to condition the use or distribution of such Company Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.

2.11 Contracts and Commitments; No Default.

(a) Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, none of the Company Entities is a party to, nor are any of their respective assets bound by:

(i) any Company Employee Agreement;

(ii) any Contract that provides for (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Company Associate;

(iii) any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Company Entity;

(iv) any Contract that (A) is not terminable on less than 30 days’ notice without penalty, (B) is over one year in length of obligation to any Company Entity, (C) involves an obligation of more than $50,000 over its term, or (D) is expected to represent more than 10% of the revenue or expense of any Company Entity in the six-month period ended December 31, 2012;

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(v) any Contract for the lease or sublease of the Company Leased Real Property;

(vi) any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii) any Contract for the license, sale or other disposition or use of Company IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable to use Company IP during the term of such agreement);

(viii) any Contract imposing any restriction on the right or ability of any Company Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix) any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(x) outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi) any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

(b) True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.11 or listed in Part 2.3(c) of the Company Disclosure Schedule (the “Material Company Contracts”) have been provided to Parent for review. Except as set forth in Part 2.11(b) of the Company Disclosure Schedule, all of the Material Company Contracts are valid and enforceable by and against the Company Entity party thereto in accordance with their terms, and are in full force and effect. No Company Entity is in breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Company Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by such Company Entity. To the Knowledge of the Company, no other party to a Material Company Contract is in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party.

2.12 Compliance with Legal Requirements. Each of the Company Entities is, and has at all times since July 29, 2011 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes. Since July 29, 2011, until the date hereof, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13 Governmental Authorizations. The Company Entities hold all Governmental Authorizations necessary to enable the Company Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Company Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Company Entities is, and at all times since July 29, 2011 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since July 29, 2011, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.14 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Company Entities with any Governmental Body (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Company Returns, including any amendments, to be due have been timely paid.

(b) No Company Entity and no Company Return is currently under (or since January 1, 2010 has been under) audit by any Governmental Body, and to the Knowledge of the Company, no Governmental Body has delivered to any Company Entity since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes.

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(c) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Company Entity in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Company Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company Entities and with respect to which reserves for payment have been established on the Company Unaudited Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the Company Entities except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Company Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d) The Company has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Company Entities with respect to periods beginning on or after January 1, 2010.

(e) The Company has no Knowledge of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) Each of the Company Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g) None of the Company Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(h) The Company is not a “United States Real Property Holding Corporation” within the meaning of Code Section 897(c)(2).

2.15 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, , the employment of each of the Company Entities’ employees is terminable by the applicable Company Entity at will. None of the Company Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Company Entities.

(b) There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c) The Company has delivered or made available to Parent an accurate and complete list, by country and as of the date hereof, of: (i) each Company Employee Plan; (ii) each Company Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Company Entity.

(d) Each of the Company Entities and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Each Company Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan.

(e) None of the Company Entities, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Company Entities, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

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(f) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(g) Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, each of the Company Entities and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(h) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Company Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

2.16 Environmental Matters.

(a) Each of the Company Entities is and has at all times been in compliance in all material respects with all Environmental Laws. None of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group or other Person that alleges that any of the Company Entities is not or might not be in compliance in any material respect with any Environmental Law (as defined in Section 2.16(d)), which non-compliance has not been cured or for which there is any remaining material liability.

(b) To the Knowledge of the Company: (i) all Company Leased Real Property and any other property that is or was leased to or controlled or used by any of the Company Entities, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.16(d)) or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws by the Company Entities; (ii) none of the Company Leased Real Property or any other property that is or was leased to or controlled or used by any of the Company Entities contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Company Leased Real Property or any other property that is or was leased to or controlled or used by any of the Company Entities contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.16(d)).

(c) None of the Company Entities has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Company Entities or any other Person relating to Materials of Environmental Concern.

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(d) For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements such as European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment and other similar Legal Requirements; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law as “hazardous” or “toxic” (or terms of similar intent or meaning) or that is otherwise a danger to human health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.17 Insurance. Part 2.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Company Entities (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years. The Company has made available to the Company true, complete and correct copies of all such Insurance Policies. With respect to each Insurance Policy, (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) no Company Entity is in breach or default, and no event has occurred which, after notice or the laps of time, or both, would constitute a breach or default or permit termination or modification under such policy. All premiums payable under all such policies have been timely paid, and the Company Entities are in compliance with the terms of such policies. There has been no threatened termination of, or material premium increases with respect to, any such policies.

2.18 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Company Entities, or any business of any of the Company Entities, any of the assets owned, leased or used by any of the Company Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) To the Knowledge of the Company, there is no Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Company Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company Entities.

2.19 Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Consent (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Company Proposals (as defined in Section 5.2(a)).

2.20 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the NRS, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Company Entities; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Company Entities;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company Entities or that otherwise relates to the business of any of the Company Entities or to any of the assets owned or used by any of the Company Entities;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

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(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Company Entities (except for the Company Permitted Encumbrances or minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company Entities taken as a whole); or

(f) result in the disclosure or delivery to any escrowholder or other Person of any material Company IP (including Company Source Code), or the transfer of any asset of any of the Company Entities to any Person.

Except as may be required by the Securities Act, Exchange Act, state securities laws and the NRS, none of the Company Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.21 Financial Advisor. Except for Merriman Capital, Inc. (“Merriman”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Company Entities. The Company has furnished to Parent accurate and complete copies of all agreements related to the engagement of Merriman under which any Company Entity has or may have any right or obligation.

2.22 Disclosure. None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of Parent or the stockholders of the Company or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Company Entity for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Section 3 to which it is reasonably apparent that such exception or disclosure would relate):

3.1 Subsidiaries; Due Organization; Etc.

(a) Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Parent Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Parent Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

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 3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and, subject to obtaining the Required Parent Stockholder Vote and the Required Merger Sub Stockholder Vote (each as defined in Section 3.19), to perform their respective obligations under this Agreement. The Parent Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger; (c) unanimously authorized and approved an amendment to Parent’s articles of incorporation increasing the authorized capitalization and effectuating the Reverse Stock Split (“Parent’s Amended Articles”); (d) unanimously approved, and recommended to Parent’s stockholders for approval, the Reverse Stock Split; and (e) unanimously recommended the approval of the Merger and the adoption of this Agreement and the approval of Parent’s Amended Articles by the holders of Parent Common Stock and directed that Parent’s Amended Articles, the Reverse Stock Split this Agreement and the Merger be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting (as defined in Section 5.3). Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 180,000,000 shares of Parent Common Stock, of which 107,473,820 are issued and outstanding, and (ii) 20,000,000 shares of Parent Preferred Stock, none of which are issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and nonassessable. None of the Parent Entities (other than Parent) holds any shares of capital stock of Parent or any rights to acquire shares of capital stock of Parent. None of the outstanding shares of capital stock of Parent is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of Parent. There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of Parent or any securities of any of the Parent Entities. None of the Parent Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Parent or other securities.

(b) As of the date of this Agreement, 2,117,603 shares of Parent Common Stock are subject to issuance pursuant to Parent Options, 2,940,133 shares of Parent Common Stock are subject to issuance pursuant to Parent RSUs and 4,369,875 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Equity Plan. Part 3.3(b) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the number of shares of Parent Common Stock subject to such Parent Equity Award; (iv) the per share exercise price (if any) of such Parent Equity Award; (v) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vi) the date on which such Parent Equity Award was granted; (vii) the date on which such Parent Equity Award expires; (viii) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) if such Parent Equity Award is in the form of a Parent RSU, the dates on which the shares of Parent Common Stock are to be delivered, if different from the applicable vesting schedule. The exercise price per share of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option pursuant to the equity plan pursuant to which such Parent Option was granted. All grants of Parent Equity Awards granted prior to September 30, 2012 were recorded on Parent’s financial statements (including, any related notes thereto) contained in the Parent SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP and, to the Knowledge of Parent, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

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(c) As of the date of this Agreement, 41,463,760 shares of Parent Common Stock are subject to issuance pursuant to Parent Warrants and 16,200,000 shares of Parent Common Stock are subject to issuance upon conversion of Parent Notes. Part 3.3(c) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Warrant and Parent Note outstanding as of the date of this Agreement the following information: (i) the name of the holder of such Parent Warrant or Parent Note; (ii) the number of shares of Parent Common Stock subject to such Parent Warrant or issuable upon conversion of such Parent Note; (iii) the per share exercise price of such Parent Warrant or conversion price of such Parent Note; (iv) the applicable vesting schedule, and the extent to which such Parent Warrant vested and exercisable, if applicable; (v) the date on which such Parent Warrant or Parent Note was issued; and (vi) the date on which such Parent Warrant expires or on which such Parent Note matures. Other than the Parent Warrants and Parent Notes, and except as set forth in Sections 3.3(a) or 3.3(b) above or Part 3.3(c) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Parent Entities to which any of the Parent Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Parent Entities; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Parent Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. In addition, Parent has identified on Part 3.3(c) to the disclosure 3,069,804 warrants to Purchase Common Stock under the heading “Excepted Warrants” that are intended to be excepted from the calculation of Fully Diluted Parent Common Stock. Excepted Warrants shall also include any shares of Parent Common Stock issued in exchange for the holders’ cancelation of the Excepted Warrants provided the terms of the Exchange Offer have been approved by the Company in its discretion.

(d) All outstanding shares of Parent Common Stock, and all options and other securities of the Parent Entities, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e) All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are held by the Company or a wholly-owned Subsidiary of the Company. All of the outstanding shares and all other securities of each of Parent’s Subsidiaries are owned beneficially and of record by Parent free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4 SEC Filings; Financial Statements.

(a) Parent has delivered or made available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2010, including all amendments thereto (collectively, the “Parent SEC Documents”). Since January 1, 2010, all statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Parent SEC Document, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. The certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

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(b) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Parent Entities required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and such assessment concluded that such controls were effective. To the Knowledge of Parent, since December 31, 2011, until the date hereof, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Parent Entities; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Parent Entities are required by GAAP to be included in the consolidated financial statements of Parent contained or incorporated by reference in the Parent SEC Documents.

(d) Parent’s auditor has at all times since engagement by Parent been, to the Knowledge of Parent: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Parent Accounting Oversight Board thereunder. To the Knowledge of Parent, all non-audit services performed by Parent’s auditors for the Parent Entities that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

3.5 Absence of Undisclosed Liabilities. Parent does not have any material liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the Parent Unaudited Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Part 3.5 of the Parent Disclosure Schedule; (c) Liabilities incurred by Parent in the ordinary course of business after the date of the Parent Unaudited Balance Sheet and consistent with past practice; or (d) Liabilities for executory obligations to be performed after the Closing under the contracts described in Part 3.11 of the Parent Disclosure Schedule.

3.6 Absence of Changes. Except as set forth in Part 3.6 of the Parent Disclosure Schedule, since the date of the Parent Unaudited Balance Sheet, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; and

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Parent Entities (whether or not covered by insurance).

3.7 Title to Assets. The Parent Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Parent Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Balance Sheet); and (b) all other material assets reflected in the books and records of the Parent Entities as being owned by the Parent Entities. All of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor liens (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar liens) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities; and (iii) liens described in Part 3.7 of the Parent Disclosure Schedule (collectively, the “Parent Permitted Encumbrances”). The Parent Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Parent Entities as being leased to the Parent Entities, and the Parent Entities enjoy undisturbed possession of such leased assets, subject to the Parent Permitted Encumbrances.

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3.8 Loans. Part 3.8 of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Parent Entities to any Parent Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

3.9 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Parent Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Parent Entities in the manner in which such businesses are currently being conducted.

(b) No Parent Entity owns any real property.

(c) Part 3.9(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Parent Entities leases real property from any other Person for annual rent payments in excess of $25,000. (All real property leased to the Parent Entities pursuant to the real property leases identified or required to be identified in Part 3.9(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Parent Entities, is referred to as the “Parent Leased Real Property.”) Part 3.9(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Parent Entity) a right of use or occupancy of any of the Parent Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.9(c) of the Parent Disclosure Schedule, there is no Person in possession of any Parent Leased Real Property other than a Parent Entity. Since January 1, 2010, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Parent Leased Real Property which has not been fully remedied and/or withdrawn.

3.10 Intellectual Property.

(a) Part 3.10(a) of the Parent Disclosure Schedule accurately identifies: (i) in Part 3.10(a)(i) of the Parent Disclosure Schedule: (A) each item of Registered IP in which any of the Parent Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Parent Registered IP”); (B) the jurisdiction in which such Parent Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Parent Registered IP and the nature of such ownership interest; and (ii) in Part 3.10(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights, which if not possessed would reasonably be expected to have or result in a Parent Material Adverse Effect, are licensed to any Parent Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) Parent has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Parent Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Parent Product or Parent Product Software; (ii) employee agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

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(c) Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) the Parent Entities exclusively own all right, title and interest to and in the Parent Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business); and (ii) with respect to Parent IP other than Parent Registered IP, to the Knowledge of Parent, no Person other than the Parent Entities has any right or interest in such Parent IP and no such Parent IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to Parent, as identified in Part 3.10(a)(ii) of the Parent Disclosure Schedule; or (B) non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing:

(i) to the Knowledge of Parent, no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP;

(ii) each Parent Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Parent Entities, or purported to be held by any of the Parent Entities, as a trade secret; and

(iii) to the Knowledge of Parent, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Parent Entities as currently conducted.

(d) All Parent Registered IP is, to the Knowledge of Parent, valid, subsisting and enforceable except where the inability to enforce such Parent Registered IP would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

(e) Except as would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f) Except as set forth in Part 3.10(f) of the Parent Disclosure Schedule, since January 1, 2009: (i) none of the Parent Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Parent Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Parent Products or the Parent Product Software; and (ii) none of the Parent Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Parent IP.

(g) To the Knowledge of Parent, none of the Parent Entities and none of the Parent Products or Parent Product Software has (i) infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2009, has been pending or, to the Knowledge of Parent, threatened against any Parent Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Parent Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) To the Knowledge of Parent, none of the Parent Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Product Software or any Parent Product containing or used in conjunction with such Parent Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Parent Entity relating to the use, functionality or performance of such software or any Parent Product containing or used in conjunction with such Parent Product Software.

(j) To the Knowledge of Parent, except for trial or demonstration versions, none of the Parent Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

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(k) To the Knowledge of Parent, none of the Parent Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Parent Source Code for any portion of such Parent Product Software, (ii) conditions or could reasonably be expected to condition, the use or distribution of such Parent Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of Parent to use or distribute any Parent Product Software.

3.11 Contracts and Commitments; No Default.

(a) Except as set forth in Part 3.11(a) of the Parent Disclosure Schedule, none of the Parent Entities is a party to, nor are any of their respective assets bound by:

(i) any Parent Employee Agreement;

(ii) any Contract that provides for (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Parent Associate;

(iii) any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Parent Entity;

(iv) any Contract that (A) is not terminable on less than 30 days’ notice without penalty, (B) is over one year in length of obligation to any Parent Entity, (C) involves an obligation of more than $50,000 over its term, or (D) is expected to represent more than 10% of the revenue or expense of any Parent Entity in the six-month period ended December 31, 2012;

(v) any Contract for the lease or sublease of the Parent Leased Real Property;

(vi) any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii) any Contract for the license, sale or other disposition or use of Parent IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable right to use Parent IP during the term of such agreement);

(viii) any Contract imposing any restriction on the right or ability of any Parent Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix) any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(x) outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi) any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

(b) True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 3.11 or listed in Part 3.3(c) of the Parent Disclosure Schedule (the “Material Parent Contracts”) have been provided to the Company for review. Except as set forth in Part 3.11(b) of the Parent Disclosure Schedule, all of the Material Parent Contracts are valid and enforceable by and against the Parent Entity party thereto in accordance with their terms, and are in full force and effect. No Parent Entity is in breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Parent Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by such Parent Entity. To the Knowledge of Parent, no other party to a Material Parent Contract is in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party.

3.12 Compliance with Legal Requirements. Each of the Parent Entities is, and has at all times since January 1, 2010 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes. Since January 1, 2010 until the date hereof, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

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3.13 Governmental Authorizations. The Parent Entities hold all Governmental Authorizations necessary to enable the Parent Entities to conduct their respective businesses in the manner in which such businesses are currently being except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Parent Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Parent Entities is, and at all times since January 1, 2010 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2010, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

3.14 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Parent Entities with any Governmental Body (the “Parent Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Parent Returns, including any amendments, to be due have been timely paid.

(b) No Parent Entity and no Parent Return is currently under (or since January 1, 2010 has been under) audit by any Governmental Body, and to the Knowledge of Parent, no Governmental Body has delivered to any Parent Entity since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c) No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Parent Entity in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Parent Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Parent Entities and with respect to which reserves for payment have been established on the Parent Unaudited Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the Parent Entities except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Parent Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d) Parent has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Parent Entities with respect to periods after January 1, 2010.

(e) Merger Sub is a directly-owned, first-tier wholly-owned subsidiary of Parent, and Parent has no Knowledge of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) Without regard to this Agreement, neither the Parent nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(g) Each of the Parent Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(h) None of the Parent Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Parent) or (ii) has any liability for the Taxes of any Person (other than the Parent Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

3.15 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.15(a) of the Parent Disclosure Schedule, the employment of each of the Parent Entities’ employees is terminable by the applicable Parent Entity at will. None of the Parent Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of any of the Parent Entities.

(b) There is no claim or grievance pending or, to the Knowledge of Parent, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

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(c) Parent has delivered or made available to the Company an accurate and complete list, by country and as of the date hereof, of: (i) each Parent Employee Plan; (ii) each Parent Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Parent Entity.

(d) Each of the Parent Entities and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Each Parent Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan.

(e) None of the Parent Entities, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Parent Entities, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(g) Except as set forth in Part 3.15(g) of the Parent Disclosure Schedule, each of the Parent Entities and Parent Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(h) There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made to any Parent Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Parent Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

3.16 Environmental Matters.

(a) Each of the Parent Entities is and has at all times been in compliance in all material respects with all Environmental Laws. None of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group or other Person that alleges that any of the Parent Entities is not or might not be in compliance in any material respect with any Environmental Law (as defined in Section 3.16(d)), which non-compliance has not been cured or for which there is any remaining material liability.

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(b) To the Knowledge of Parent: (i) all Parent Leased Real Property and any other property that is or was leased to or controlled or used by any of the Parent Entities, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 3.16(d)) or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws by the Parent Entities; (ii) none of the Parent Leased Real Property or any other property that is or was leased to or controlled or used by any of the Parent Entities contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Parent Leased Real Property or any other property that is or was leased to or controlled or used by any of the Parent Entities contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 3.16(d)).

(c) None of the Parent Entities has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Parent Entities or any other Person relating to Materials of Environmental Concern.

(d) For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements such as European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment and other similar Legal Requirements; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law as “hazardous” or “toxic” (or terms of similar intent or meaning) or that is otherwise a danger to human health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

3.17 Insurance. Part 3.17 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Parent Entities (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years. Parent has made available to the Company true, complete and correct copies of all such Insurance Policies. With respect to each Insurance Policy, (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) no Parent Entity is in breach or default, and no event has occurred which, after notice or the laps of time, or both, would constitute a breach or default or permit termination or modification under such policy. All premiums payable under all such policies have been timely paid, and the Parent Entities are in compliance with the terms of such policies. There has been no threatened termination of, r material premium increases with respect to, any such policies.

3.18 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Parent Entities, or any business of any of the Parent Entities, any of the assets owned, leased or used by any of the Parent Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) To the Knowledge of Parent, there is no Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject. To the Knowledge of Parent, no officer or other key employee of any of the Parent Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Parent Entities.

3.19 Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders’ Meeting (the “Required Parent Stockholder Vote”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Proposals (as defined in Section 5.3(a)). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to approve the Merger and this Agreement.

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3.20 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Utah Revised Business Corporation Act and the NRS, neither (1) the execution and delivery of this Agreement by Parent, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Parent Entities; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Parent Entities;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Entities or that otherwise relates to the business of any of the Parent Entities or to any of the assets owned or used by any of the Parent Entities;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Parent Entities (except for the Parent Permitted Encumbrances or minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Parent Entities taken as a whole); or

(f) result in the disclosure or delivery to any escrowholder or other Person of any material Parent IP (including Parent Source Code), or the transfer of any asset of any of the Parent Entities to any Person.

Except as may be required by the Securities Act, state securities laws, the Exchange Act, FINRA and the URBCA, none of the Parent Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.21 Opinion of Financial Advisor. The Parent Board has received the opinion of Excel Management Systems, special financial advisor to Parent, to the effect that as of December 20, 2012 and subject to the various assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall furnish, for informational purposes only, an accurate and complete copy of said opinion to the Company after receipt thereof by Parent.

3.22 Financial Advisor. Except for Philadelphia Brokerage Corporation, (“PBC”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities. Parent has furnished to Parent accurate and complete copies of all agreements related to the engagement of PBC under which any Parent Entity has or may have any right or obligation.

3.23 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of Parent or the stockholders of the Company or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Parent Entity for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

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3.24 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has no assets or Liabilities (other than obligations under this Agreement) and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. Parent has delivered to the Company true, complete and correct copies of the articles of incorporation and bylaws of Merger Sub and any other agreement or contract of any kind to which Merger Sub is a party or by which it is bound (provided that to the extent such agreement or contract is “oral” a true and correct written summary of the same has been delivered).

3.25 Valid Issuance. The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options and Company Warrants has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act, if applicable. Any such issuance of Parent Common Stock shall comply with all applicable federal and state securities laws and regulations.

3.26 No Ownership of Company Common Stock. As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock or Company Preferred Stock, and none of Parent, Merger Sub or any of their respective Affiliates hold any rights to acquire or vote any Company Common Stock, except pursuant to this Agreement.

ARTICLE 4.

CERTAIN COVENANTS OF THE PARTIES

  4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and to all existing books, records, Tax Returns, and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company and in such manner as shall not unreasonably interfere with the business or operations of the party providing such access, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Company Entities to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company Entities to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. During the Pre-Closing Period, Parent shall, and shall cause the Representatives of each of Parent to, permit the Company’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of Parent responsible for the Parent’s financial statements and the internal controls of the Parent Entities to discuss such matters as the Company may deem necessary or appropriate in order to enable post-closing management of Parent and the Surviving Corporation to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Company Entities or Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2 Operation of the Business of the Company Entities.

(a) During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, in connection with a Permitted Bridge Financing, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that each of the Company Entities conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Company Entities preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent following its becoming aware of any Legal Proceeding commenced, or, to the Company’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, involving or that would reasonably be expected to affect any of the Company Entities and that relates to any of the Contemplated Transactions.

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(b) Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement (including, without limitation, Section 5.4(a) hereof) or as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), and the Company shall ensure that each of the other Company Entities does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) pursuant to the Company’s right to repurchase Company Restricted Stock held by an employee of the Company upon termination of such employee’s employment; or (B) in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options outstanding as of the date of this Agreement;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Company Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement);

(iii) amend, waive any of its rights under or, except as contemplated by the terms of the Company Equity Plans (other than the Company Equity Plan Increase), Company Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement, accelerate the vesting under, any provision of the Company Equity Plan or any provision of any agreement evidencing any outstanding Company Equity Award except for the acceleration of the Company Options set forth on Schedule 1.10(a), or otherwise modify any of the terms of any outstanding Company Equity Award, Company Warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v) (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure in excess of $5,000 (except that the Company Entities may make any capital expenditure that is provided for in the Company’s capital expense budget delivered or made available to the Company prior to the date of this Agreement);

(vii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Company Entities (taken as a whole));

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Company Permitted Encumbrances;

(x) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

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(xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $100,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv) make any material Tax election;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Company Entities of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Company Entities of not more than $50,000 in the aggregate;

(xvii) take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any reasonable action necessary to cause the Merger to so qualify; or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “ (xvii)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 Operation of the Business of the Parent Entities.

(a) During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, in connection with a Permitted Bridge Financing, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Entities conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Parent Entities preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company following its becoming aware of any Legal Proceeding commenced, or, to Parent’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, involving or that would reasonably be expected to affect any of the Parent Entities and that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement (including, without limitation, Section 5.4(c) hereof) or as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed), and Parent shall ensure that each of the other Parent Entities does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) pursuant to Parent’s right to repurchase shares of Parent Restricted Stock held by an employee of Parent upon termination of such employee’s employment; or (B) in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise, vesting or settlement of Parent Equity Awards;

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(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Parent may issue shares of Parent Common Stock upon the valid exercise of Parent Options, Parent Warrants or upon the vesting or settlement of any Parent RSUs, in each case outstanding as of the date of this Agreement);

(iii) amend, waive any of its rights under or, except as contemplated by the terms of the Parent Equity Plans, Parent Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in Part 4.3(b)(iii) of the Parent Disclosure Schedule, accelerate the vesting under, any provision of any of the Parent Equity Plans or any provision of any agreement evidencing any outstanding Parent Equity Award (provided that Parent Equity Awards that accelerate by their terms as they exist on the date of this Agreement shall be permitted to accelerate), or otherwise modify any of the terms of any outstanding Parent Equity Award, Parent Warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents except as contemplated in the Parent Proposals;

(v) (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary other than Merger Sub; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction except as contemplated in the Parent Proposals;

(vi) make any capital expenditure in excess of $5,000 (except that the Parent Entities may make any capital expenditure that is provided for in Parent’s capital expense budget delivered or made available to the Company prior to the date of this Agreement);

(vii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Parent Entities (taken as a whole));

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Parent Permitted Encumbrances;

(x) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that Parent: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with Parent’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $100,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

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(xiv) make any material Tax election;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Parent Entities of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Parent Entities of not more than $50,000 in the aggregate;

(xvii) take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any reasonable action necessary to cause the Merger to so qualify; or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 4.3(b).

(c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.4 No Solicitation.

(a) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, employees directors and financial advisers of the Company Entities to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Company Entities do not, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(ii) furnish any information regarding any of the Company Entities to any Person in connection with or in response to an Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity or any Person or group becoming the beneficial owner of more than 5% of the equity securities of a Company Entity; or

(v) enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to a Company Entity;

provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, neither this Section 4.4(a) nor any other provision of this Agreement shall prohibit the Company from furnishing nonpublic information regarding the Company Entities to, or entering into discussions and negotiations with, any Person in response to a bona fide, unsolicited Acquisition Proposal in writing that is submitted to the Company by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any material breach of, or any action materially inconsistent with, any of the provisions set forth in this Section 4.4(a); (B) the Company Board concludes in good faith, after having consulted with its outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Offer; (C) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation) at least as favorable to the Company (in the aggregate) as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) the Company contemporaneously furnishes any such nonpublic information provided to such Person to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

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(b) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, employees, directors and financial advisers of the Parent Entities to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Parent Entities do not, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity;

(ii) furnish any information regarding any of the Parent Entities to any Person in connection with or in response to an Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity or any Person or group becoming the beneficial owner of more than 5% of the equity securities of a Parent Entity; or

(v) enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to a Parent Entity;

provided, however, that prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, neither this Section 4.4(b) nor any other provision of this Agreement shall prohibit Parent from furnishing nonpublic information regarding the Parent Entities to, or entering into discussions and negotiations with, any Person in response to a bona fide, unsolicited Acquisition Proposal in writing that is submitted to Parent by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any material breach of, or any action materially inconsistent with, any of the provisions set forth in this Section 4.4(b); (B) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Parent Superior Offer; (C) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions or non-solicitation provisions) at least as favorable to Parent (in the aggregate) as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) Parent contemporaneously furnishes any nonpublic information provided to such Person to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company).

(c) Each of Parent and the Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal with respect to a Parent Entity or a Company Entity, as the case may be, or Acquisition Inquiry with respect to a Parent Entity or a Company Entity, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(d) Each of Parent and the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry and shall cause any such Person to promptly return to the Company or Parent, as applicable, any confidential information provided by the Company or Parent, as applicable, to such Person.

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(e) Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced in accordance with its terms at the request of the other party to this Agreement unless, in each case, the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with its outside counsel, that failure to take such action would be a breach of its fiduciary duties to its stockholders under applicable Legal Requirements.

ARTICLE 5.

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement (but in any event within 30 days following the date of this Agreement), Parent and the Company shall prepare, and Parent shall cause to be filed with the SEC by Parent, the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC and any other jurisdictions in which such filing may be required the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and applicable states; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders and the Company shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act and qualifies under, or is exempt from qualification under, applicable state laws. Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then: (i) such party shall promptly inform the other party thereof; (ii) Parent shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) Parent shall provide the Company with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) such party shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

(b) Prior to the Effective Time, Parent shall obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities laws of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to vote on the Company Proposals; provided, however, that Parent shall not be required: to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified.

5.2 Company Stockholders’ Consent.

(a) Subject to the earlier termination of this Agreement in accordance with Section 8, the Company: (i) shall take all action necessary under all applicable Legal Requirements to request the written consent of the holders of Company Common Stock to approve proposals (the “Company Proposals”) to approve this Agreement and the Merger and to approve the Company Equity Plan Increase (the “Company Stockholders’ Consent”); and (ii) shall not submit any other consent or proposal to such holders in connection with the Company Stockholders’ Consent without the prior written consent of Parent. The Company Stockholders’ Consent, together with the Joint Proxy Statement/Prospectus, shall be mailed to the holders of Company Common Stock as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all Company Stockholders’ Consents obtained are obtained in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company Board recommends that the Company’s stockholders execute the Company Stockholders’ Consent (the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent; (iii) neither the Company Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Company’s stockholders, within ten business days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or (C) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Company Change in Recommendation”).

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(c) Notwithstanding anything to the contrary contained in Section 5.2(b) or elsewhere in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation or, alternatively, may terminate this Agreement in accordance with the provisions of Section 8.1(j) (and pay Parent the Company Termination Fee in accordance with Section 8.3(b)) if: (A) the Company has not breached its obligations under Section 4.4(a) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (C) the Company Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such offer constitutes a Company Superior Offer; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation and does not terminate this Agreement in accordance with the provisions of Section 8.1(j), in either case at any time within five business days after Parent receives written notice from the Company confirming that the Company Board has determined that such Acquisition Proposal is a Company Superior Offer; (E) during such five business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer; (F) at the end of such five business day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Company Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Superior Offer, the failure to make a Company Change in Recommendation or, alternatively, terminate this Agreement in accordance with the provisions of Section 8.1(j), would be a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; or

(d) Notwithstanding any Company Change in Recommendation, unless earlier terminated in accordance with Section 8.1 or prohibited by applicable Legal Requirements, this Agreement shall be submitted to the holders of Company’s Common Stock in the Company Stockholders’ Consent for the purpose of voting on the Company Proposals and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(e) Nothing contained in this Section 5.2 shall prohibit the Company from: (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to stockholders of the Company that is required by applicable Legal Requirements; provided, however, that any disclosure other than: (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; (B) an express rejection of any applicable Acquisition Proposal; or (C) an express reaffirmation of the Company Board Recommendation, shall, in each case, be deemed to be a Company Change in Recommendation.

(f) If at any time, the Company receives or becomes aware of an indication from a stockholder of the Company that such stockholder has or intends to exercise dissenters’ rights with regard to the Merger, the Company shall notify Parent of such indication in writing within two (2) business days of the date on which it received or became aware of such indication.

5.3 Parent Stockholders’ Meeting.

(a) Subject to the earlier termination of this Agreement in accordance with Section 8, Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on proposals (collectively, the “Parent Proposals”) (A) to approve this Agreement and the Merger, (B) to approve an amendment to Parent’s Articles of Incorporation (i) changing the name of Parent to “AllDigital Broadcasting, Inc.,” (ii) effecting the Reverse Stock Split and (iii) increasing the authorized shares of Parent Common Stock in an amount sufficient to permit Parent to perform its obligations under this Agreement (C) to approve the issuance of shares of Parent Common Stock in the Merger, (D) to approve the assumption of the Company Equity Plan, as amended and (E) to elect the directors indicated on Schedule 5.11 hereto (the “Parent Stockholders’ Meeting”); and (ii) shall submit such proposal to such holders at the Parent Stockholders’ Meeting and, except as otherwise contemplated by this Agreement (and except for Parent Proposals), shall not submit any other proposal to such holders in connection with the Parent Stockholders’ Meeting without the prior written consent of the Company. Parent in consultation with the Company shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date without the prior written consent of the Company. The Parent Stockholders’ Meeting shall be held as soon as practicable following the effective date of the Form S-4 Registration Statement with the SEC and the qualification or exemption from qualification of the Joint Proxy Statement/Prospectus in applicable jurisdictions (subject to Section 1.5(d)). Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, Parent after consultation with the Company may adjourn or postpone the Parent Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is timely provided to Parent’s stockholders; (B) if as of the time for which the Parent Stockholders’ Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the approval of the Parent Proposals.

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(b) Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve each of the Parent Proposals at the Parent Stockholders’ Meeting (the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to reaffirm the Parent Board Recommendation, or fail to publicly state that the Merger and this Agreement and Parent’s are in the best interest of Parent’s stockholders, within ten business days after the Company requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer; or (C) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Parent Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(b) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation or, alternatively, may terminate this Agreement in accordance with the provisions of Section 8.1(k) and pay the Company the Parent Termination Fee in accordance with Section 8.3(b) if: (A) Parent has not breached its obligations under Section 4.4(b) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to Parent and is not withdrawn; (C) the Parent Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such offer constitutes a Parent Superior Offer; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation and does not terminate this Agreement in accordance with the provisions of Section 8.1(k), in either case at any time within five business days after the Company receives written notice from Parent confirming that the Parent Board has determined that such Acquisition Proposal is a Parent Superior Offer; (E) during such five business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the offer that was determined to constitute a Parent Superior Offer no longer constitutes a Parent Superior Offer; (F) at the end of such five business day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Parent Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Superior Offer, the failure to make a Parent Change in Recommendation or, alternatively, terminate this Agreement in accordance with the provisions of Section 8.1(k), would be a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Legal Requirements; or

(d) Notwithstanding any Parent Change in Recommendation, unless earlier terminated in accordance with Section 8.1 or prohibited by applicable Legal Requirements, this Agreement shall be submitted to the holders of Parent Common Stock at the Parent Stockholders’ Meeting for the purpose of voting on the Parent Proposals and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

(e) Nothing contained in this Section 5.3 shall prohibit Parent from: (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to stockholders of Parent that is required by applicable Legal Requirements; provided, however, that any disclosure other than (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; (B) an express rejection of any applicable Acquisition Proposal; or (C) an express reaffirmation of the Parent Board Recommendation, shall, in each case, be deemed to be a Parent Change in Recommendation.

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(f) If at any time, Parent receives or becomes aware of an indication from a stockholder of Parent that such stockholder has or intends to exercise dissenters’ rights with regard to the Merger, Parent shall notify the Company of such indication in writing within two (2) business days of the date on which it received or became aware of such indication.

(g) Subject to the earlier termination of this Agreement in accordance with Section 8, prior to the mailing of the Form S-4 Registration Statement, Parent and Merger Sub shall take all action necessary under all applicable Legal Requirements (i) to cause the Board of Directors of Merger Sub to approve this Agreement and the Merger and to recommend approval of the same to the shareholder of Merger Sub, (ii) to cause the shareholders of Merger Sub to approve this Agreement and the Merger by unanimous written consent and (iii) to provide evidence of the same to the Company. Such approvals shall provide that they are irrevocable by their terms, except in connection with the termination of this Agreement pursuant to Section 8 by Parent or the Company.

5.4 Derivative Securities; Benefit Plans.

(a) The Company shall take (or cause to be taken) all actions necessary or appropriate to (i) effectuate the provisions of Section 1.9 and Section 1.10; (ii) effectuate, prior to Closing, the Company Equity Plan Increase; and (iii) cause, prior to the Closing, the termination and cancellation of any securities exercisable, convertible into or otherwise exchangeable into shares of equity securities of the Company, whether by way of exercise, conversion, surrender or exchange for shares of Company Common Stock or otherwise, except for the securities assumed by Parent pursuant to Section 1.9 and Section 1.10 or securities issued in a Permitted Bridge Financing.

(b) The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the reasonable review of Parent).

(c) Parent shall take commercially reasonable efforts to cause, prior to the Closing, the termination and cancellation of (i) all Parent Warrants (except for the Excepted Warrants), Parent Notes and Parent Options, whether by way of exercise, conversion, surrender or exchange for shares of Parent Common Stock or otherwise; and (ii) the Parent Equity Plans (provided that the terms of the Parent Equity Plans shall continue to govern outstanding Parent Equity Awards issued thereunder).

(d) Parent shall file with the SEC, no later than 15 days after the date on which the Merger becomes effective, a registration statement on Form S-8, if available for use by Parent, with respect to (i) the shares of Parent Common Stock issuable under the Company Equity Plan assumed by Parent pursuant to Section 1.10 and (ii) the shares of Parent Common Stock issuable with respect to the Company Equity Awards assumed pursuant to Section 1.10.

5.5 Indemnification of Officers and Directors.

(a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of any of the Company Entities prior to the Effective Time (the “Indemnified Parties”) to the fullest extent that applicable Legal Requirements permit a company to indemnify its own directors and officers and in compliance with any agreements related to such indemnification that are in effect as of the date hereof, including any provision therein relating to advancement of expenses.

(b) Parent shall at all times continue to maintain directors’ and officers’ liability insurance following the Effective time with such coverage limits and other terms as are deemed reasonable by the Parent Board. Prior to the Effective Time, Parent shall arrange for, and immediately following the Effective Time, Parent shall purchase and pay for, a six-year “tail” prepaid policy on the Company’s existing policy of directors’ and officers’ liability insurance (with coverage of no less than $5,000,000 and otherwise subject to the same terms and conditions of Parent’s directors’ and officers’ liability insurance), and Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(c) The obligations under this Section 5.5 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the “tail” policy referred to in Section 5.5(b)) (and any of such person’s heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the “tail” policy referred to in Section 5.5(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives).

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(d) In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 5.5.

5.6 Regulatory Approvals and Related Matters.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.6), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Bodies, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable legal Requirements, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Body regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Body with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by Legal Requirements and by any applicable Governmental Body, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Body in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of the parties shall cooperate in all respects and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

5.7 Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release announcing the signing of this Agreement and have each prepared Forms 8-K reporting this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. The Company shall consult with Parent and consider the views and comments of Parent before any of the Company Entities or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Parent shall consult with the Company and consider the views and comments of the Company before any of the Parent Entities or any of their Representatives sends any emails or other documents to the Parent Associates generally or otherwise communicates with the Parent Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (ii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Company Entities or any Company Change in Recommendation; and (iii) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Parent Entity or any Parent Change in Recommendation.

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5.8 Tax Matters.

(a) On the effective date of the Form S-4 Registration Statement and the Closing Date, the Company, Parent and Merger Sub shall execute and deliver to outside legal counsel to Parent and to outside legal counsel to the Company tax representation letters substantially in the form reasonably requested by applicable counsel. Parent shall use commercially reasonable efforts to cause outside counsel to Parent to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 6.5, and the Company shall use commercially reasonable efforts to cause outside counsel to the Company to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 7.5. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.8. Each tax representation letter shall be dated on the date of the applicable tax opinion and shall not have been withdrawn or modified in any material respect.

(b) The Company, Parent and Merger Sub shall use their best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which would prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

5.9 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.10 Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director of the Company other than Paul Summers, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a director of a Company Entity). Parent shall use commercially reasonable efforts to obtain and deliver to the Company at or prior to the Effective Time, the resignation of each member of the Parent Board who will not be a member of the Parent Board following the Effective Time.

5.11 Board of Directors and Officers of the Combined Company. The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the Parent Board shall consist of the members listed on Schedule 5.11 and the officers of Parent shall consist of the persons listed on Schedule 5.11 (in each case, unless otherwise agreed between the parties in writing prior to the Effective Time), each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal.

5.12 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options held by such individual and expected to be converted into options with respect shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.13 Internal Controls. If, during the Pre-Closing Period, the Company or the Company’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall promptly notify Parent thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be. If, during the Pre-Closing Period, Parent or Parent’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Parent’s internal control over financial reporting, then Parent shall promptly notify the Company thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

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5.14 Name of the Combined Corporation. The parties shall take all actions necessary to ensure that effective as of the Effective Time, the name of Parent shall be changed to “AllDigital Broadcasting, Inc.”

5.15 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.16 Supplement to Disclosure Schedules. Each party (for purposes of this Section 5.16, the “Disclosing Party”) shall promptly notify the other party in writing of any fact or circumstance that would cause any of the Disclosing Party’s representations, warranties or covenants in this Agreement or any Schedule hereto, to be untrue or incomplete in any respect, or would cause the Disclosing Party to be unable to deliver the certificate required under Section 6.5(b) or Section 7.5(b), as applicable, and the Disclosing Party shall promptly deliver to the other party an updated version of any applicable Section of the Disclosing Party’s Disclosure Schedule or add a new Schedule to this Agreement to which such fact or circumstance relates (the “Updated Disclosure Schedule”). The delivery by the Disclosing Party of an Updated Disclosure Schedule shall not prejudice any rights of the other party hereunder prior to the Closing, including the right to claim that the representations and warranties of the Disclosing Party, when made as of the date hereof, were inaccurate or false in any material respect and to exercise any right to terminate this Agreement with respect to any inaccuracy of the Disclosure Party’s representations and warranties as of the date hereof or as any date after the date hereof. If the other party consummates the Merger following delivery of an Updated Disclosure Schedule, such Updated Disclosure Schedule shall be deemed to qualify the representations and warranties made as of the Effective Time by the Disclosing Party and replace for such purpose, in whole or in part, as the case may be, the applicable Section(s) of the Disclosing Party’s Disclosure Schedule delivered hereunder for such purpose. In the event that (i) a party terminates this Agreement pursuant to Section 8.1(h) or Section 8.1(i), as applicable, as a result of the information disclosed by the Disclosing Party in the Updated Disclosure Schedule and (ii) the failure of the Disclosing Party to disclose such information prior to the delivery of the Updated Disclosure Schedule by the Disclosing Party was intentional, the Disclosing Party shall be required to pay the other party a Termination Fee in accordance with Section 8.3(b) or Section 8.3(c), as applicable, and such remedy or payment shall not limit any other remedies available to such other party under this Agreement or at law (including the right to claim a termination fee under Section 8.3(b)(ii) or Section 8.3(c)(ii), as applicable, with respect to such inaccuracies whether or not the inaccuracies were intentional).

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS

 OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Company Designated Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that, all changes in the capital structure resulting from the following shall be disregarded: (i) the exercise or exchange of Company Options, Company Warrants or other convertible securities, as long as the Company Fully Diluted Common Stock is not increased, and (ii) the issuance of any Company Common Stock, Company Warrants or other convertible securities of the Company in connection with a Permitted Bridge Financing by Company.

(b) Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the Closing Date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

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6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act and be qualified (or the issuance of the Per Share Merger Consideration shall be exempt from qualification) in states in which shareholders of the Company holding at least 99% of the outstanding shares of Company Common Stock have an address of record; no stop order shall have been issued by the SEC and the Form S-4 Registration Statement shall remain in effect with respect to the Form S-4 Registration Statement; no proceeding seeking such a stop order shall have been initiated by the SEC or any applicable state and remain pending or shall be threatened in writing by the SEC or any applicable state.

6.4 Stockholder Approval.

(a) The Company Proposals shall have been duly approved by the Required Company Stockholder Vote; and

(b) The Parent Proposals shall have been duly approved by the Required Parent Stockholder Vote.

6.5 Documents. Parent and Merger Sub shall have received the following documents, each of which shall be in full force and effect:

(a) a legal opinion of outside counsel to Parent, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that: (i) in rendering such opinion, outside counsel to Parent may rely upon the tax representation letters referred to in Section 5.8; and (ii) the condition set forth in this Section 6.5(a) shall not be waivable after receipt of the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote unless further stockholder approval is obtained with appropriate disclosure); and

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.4(a) and 6.6 have been duly satisfied.

6.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.8 Derivative Actions. There shall exist no legal action by one or more shareholders of the Company that that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability in an amount in excess of $1,000,000 against the Parent, Merger Sub or the Company.

6.9 Company Dissenters. The number of Company Dissenting Shares shall be less than 1.5% of the outstanding shares of Company Common Stock.

6.10 Parent Dissenters. The number of Parent Dissenting Shares shall be less than 3.0% of the outstanding shares of Parent Common Stock.

6.11 Working Capital. The Adjusted Working Capital of Parent immediately prior to Closing shall be an amount equal to or greater than a deficit of $1,000,000. “Adjusted Working Capital” shall mean (a) cash and cash equivalents, and accounts receivable, net of an allowance for doubtful accounts, each determined in accordance with GAAP less (b) current liabilities determined in accordance with GAAP, excluding current liabilities that by their governing terms convert into Parent Common Stock at the Effective Time and are included in the calculation of Parent Fully Diluted Common Stock.

 ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

 The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

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7.1 Accuracy of Representations.

(a) Each of the Parent Designated Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that, all changes in the capital structure resulting from the following shall be disregarded: (i) the exercise or exchange of Parent Options, Parent Warrants or other convertible securities pursuant to their terms or as contemplated by this Agreement, including without limitation, Section 5.4(c) hereof, (ii) the issuance of any Parent Common Stock, Parent Warrants or other convertible securities of Parent in connection with a Permitted Financing and (iii) the Reverse Stock Split.

(b) Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act and be qualified (or the issuance of the Per Share Merger Consideration shall be exempt from qualification) in states in which shareholders of the Company holding at least 99% of the outstanding shares of Company Common Stock have an address of record; no stop order shall have been issued by the SEC or any applicable state and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC or any applicable state.

7.4 Stockholder Approval.

(a) The Company Proposals shall have been duly adopted by the Required Company Stockholder Vote; and

(b) The Parent Proposals shall have been duly approved by the Required Parent Stockholder Vote.

7.5 Documents. The Company shall have received the following documents:

(a) a legal opinion of outside counsel to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that: (i) in rendering such opinion, outside counsel to the Company may rely upon the tax representation letters referred to in Section 5.8; and (ii) the condition set forth in this Section 7.5(a) shall not be waivable after receipt of the approval and adoption of this Agreement by the Required Company Stockholder Vote unless further stockholder approval is obtained with appropriate disclosure); and

(b) a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.4(b) and 7.6 have been duly satisfied.

7.6 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.8 Derivative Actions. There shall exist no legal action by one or more shareholders of Parent that that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability in an amount in excess of $1,000,000 against the Parent, Merger Sub or the Company.

7.9 Reverse Stock Split. The Reverse Stock Split shall have been effected, or documentation shall have been filed with the Utah Division of Corporations & Commercial Code effecting the Reverse Stock Split immediately prior to the Merger.

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7.10 Resignation and Appointment of Directors and Officers. Parent shall have delivered to the Company (a) resignation letters of any officers and directors of Parent and Merger Sub, to be effective as of the Effective Time, who are not identified on Schedule 5.11 as continuing officers or directors of Parent or Merger Sub, and (b) certified resolutions of the Boards of Directors of Parent and Merger Sub (i) causing the whole Board of Directors of Parent to consist of five directors as of the Effective Time and the whole Board of Directors of Merger Sub to consist of two directors as of the Effective Time, (ii) appointing to the Board of Directors of Parent and Merger Sub such individuals as necessary to cause the Boards of Directors of such entities as of the Effective Time to conform with the requirements of Schedule 5.11, and (iii) appointing as officers of Parent and Merger Sub such individuals as necessary to cause the officers of Parent and Merger Sub as of the Effective Time to conform with the requirements of Schedule 5.11.

7.11 Company Dissenters. The number of Company Dissenting Shares shall be less than 1.5% of the outstanding shares of Company Common Stock.

7.12 Parent Dissenters. The number of Parent Dissenting Shares shall be less than 3.0% of the outstanding shares of Parent Common Stock.

7.13 Debt. The Parent shall have no indebtedness, determined in accordance with GAAP, other than indebtedness that by its governing terms converts into Parent Common Stock at the Effective Time and is included in the calculation of Parent Fully Diluted Common Stock.

7.14 Working Capital. The Adjusted Working Capital of Parent immediately prior to Closing shall be an amount equal to or greater than a deficit of $1,000,000. “Adjusted Working Capital” shall mean (a) cash and cash equivalents, and accounts receivable, net of an allowance for doubtful accounts, each determined in accordance with GAAP less (b) current liabilities determined in accordance with GAAP, excluding current liabilities that by their governing terms convert into Parent Common Stock at the Effective Time and are included in the calculation of Parent Fully Diluted Common Stock.

7.15 Capitalization of Parent. Excluding Excepted Warrants and Parent RSUs, the number of outstanding Parent Warrants, Parent Options and other securities convertible or exchangeable into shares of Parent Common Stock shall not be convertible or exchangeable into more than 2,000,000 shares of Parent Common Stock, but shall in no event include any Adverse Convertible Securities.

7.16 Monthly Net Cash Flow. Parent’s Monthly Net Cash Flow for the preceding thirty days shall be equal to or greater than $50,000. “Monthly Net Cash Flow” shall mean cash flow from operations determined in accordance with GAAP, less capital expenditures.

7.17 Resolution of Disputes. The matters identified on Part 3.18(a) of the Parent Disclosure Schedule (a) shall have been fully resolved, with any obligations associated therewith being paid or reflected on the balance sheet of Parent, and the conditions set forth in Section 7.13 and 7.14 and shall nonetheless be satisfied, or (b) if such matters have not been fully resolved, the Company shall have determined, in its sole discretion, that the aggregate unpaid liabilities associated with such matters will be less than $50,000.

7.18 Subsidiaries. All Subsidiaries of Parent shall be wholly owned by Parent.

7.19 Employment Agreements. Each of the executive officers listed on Schedule 5.11 shall have executed employment agreements with Parent.

ARTICLE 8.

TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by July 31, 2013 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if the Company Proposals shall not have been approved pursuant to the Company Stockholders’ Consent by the Required Company Stockholder Vote;

(e) by either Parent or the Company if: (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger and on Parent’s Certificate of Amendment; and (ii) the Parent Proposals shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote;

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(f) by Parent (at any time prior to the approval of the Company Proposals by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by the Company (at any time prior to the approval of the Parent Proposals by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(h) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(i) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach;

(j) by the Company pursuant to Section 5.2(c); or

(k) by Parent pursuant to Section 5.3(c).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement or fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party hereto or such party’s stockholders (notwithstanding anything to the contrary in Section 9.7, which shall be deemed in such event to be damages of such party in a claim brought directly by such party).

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated: (i)(A) by Parent pursuant to Section 8.1(f) or (B) by the Company pursuant to Section 8.1(j); or (ii) by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(h), and in the case of clause “(ii)” of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to a Company Entity shall have been disclosed, announced, commenced, submitted or made; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to a Company Entity is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to a Company Entity is entered into by a Company Entity, then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of the sum of $100,000 in cash and the issuance to the Parent of the number of shares of Company Common Stock obtained by multiplying the Company Fully Diluted Common Stock as of the date this Agreement is terminated by 4% (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause “(i)(A)” of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause “(i)(B)” of the preceding sentence, simultaneously with the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by a Company Entity of the definitive agreement.

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(c) If this Agreement is terminated: (i)(A) by the Company pursuant to Section 8.1(g) or (B) by Parent pursuant to Section 8.1(k); or (ii) by Parent or the Company pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(i), and in the case of clause “(ii)” of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to a Parent Entity shall have been publicly disclosed or announced; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to a Parent Entity is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to a Parent Entity is entered into by a Parent Entity, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of the sum of $100,000 in cash and the issuance to the Company of the number of shares of Parent Common Stock obtained by multiplying the Parent Fully Diluted Common Stock (plus the Excepted Warrants) as of the date this Agreement is terminated by 4% (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause “(i)(A)” of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause “(i)(B)” of the preceding sentence, simultaneously with the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by a Parent Entity of the definitive agreement.

(d) If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 18% per annum; or (ii) the maximum rate permitted by applicable Legal Requirements.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

 9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the approval of the Company Proposals by the Company’s stockholders and whether before or after approval of the Parent Proposals by Parent’s stockholders); provided, however, that: (a) after any such approval of the Company Proposals by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirement requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the Parent Proposals, no amendment shall be made which by law requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Orange County, California; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

9.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.5 (ii) after the Effective Time, with respect to the payment of consideration to holders of Company Common Stock pursuant to Section 1 hereof, (iii) with respect to any Dissenting Shares, and (iv) in the case of any Company shareholders, the provisions of Section 5.8(b).

9.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Pacific Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Broadcast International, Inc.
7050 Union Park Center, 6th Floor
Salt Lake City, UT 84047
Attention: President
Facsimile: (801) 562-1773

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with a copy (which shall not constitute notice) to:

Holland & Hart LP
222 South Main Street, Suite 2200
Salt Lake City, UT 84101
Attention: Gregory E. Lindley, Esq.
Facsimile: (801) 799-5700

if to the Company:

AllDigital Holdings, Inc.
220 Technology Drive
Suite 100
Irvine, California 92618
Attn: Chief Executive Officer
Facsimile: (949) 250-0730

with a copy (which shall not constitute notice) to:

Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, UT 84111
Attention: Bryan T. Allen, Esq.
Facsimile: (801) 532-7750

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

9.10 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(g) For purposes of disclosures required by Section 2 and Section 3 and the restrictions set forth in Sections 4.2 and 4.3, any references to amounts in dollars shall include foreign currency equivalents.

(h) All references shares of Parent Common Stock or instruments convertible into or exchangeable for Parent Common Stock (including references to the Company Equity Plan Increase) in this Agreement do not take into account the Reverse Stock Split. To the extent the Reverse Stock Split occurs, or is deemed to occur, prior to the Effective Time, all references to shares of Parent Common Stock or instruments convertible into or exchangeable for Parent Common Stock (including references to the Company Equity Plan Increase) shall automatically be proportionately adjusted to reflect the consolidation ratio of the Reverse Stock Split.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BROADCAST INTERNATIONAL, INC.

By:	/s/
Name:
Title:

ALTA ACQUISITION CORPORATION.

By:	/s/
Name:
Title:

ALLDIGITAL HOLDINGS, INC.

By:	/s/
Name:
Title:

Merger Agreement Signature Page

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent or the Company) that is related to a potential Acquisition Proposal.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer or proposal made or submitted by Parent or the Company to the other) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 30% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 30% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity or any of its Significant Subsidiaries; or

(c) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution of such Entity or any of its Significant Subsidiaries or the declaration of any extraordinary dividend;

provided; however, a Permitted Bridge Financing shall not be considered an Acquisition Transaction.

“Adverse Convertible Securities” shall mean any Parent Option, Parent Warrant, Parent Note or other instrument convertible into or exchangeable for Parent Common Stock or other Parent capital stock that includes (i) any provision under which the exercise price or conversion price may decrease or be reset as a result of any subsequent event (other than a proportionate adjustment in connection with a stock dividend, forward stock split or similar event), or (ii) any provision requiring Parent to redeem or purchase the instrument upon the occurrence of any event (or absence of occurrence of any event), including, without limitation, a sale of Parent assets, merger, consolidation, tender offer or other transaction to which Parent or a Subsidiary of Parent is a party resulting in the holders of Parent Common Stock prior to such transaction owning less than 50% of the outstanding voting capital stock of the entity owning, directly or indirectly, Parent’s business and surviving such transaction.

“Affiliated Group” shall mean an “affiliated group” within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Aggregate Merger Consideration” shall mean the product, rounded up to the nearest full share of Parent Common Stock, of (a) the Parent Fully Diluted Common Stock as of the Effective Time (after the Reverse Stock Split), multiplied by (b) 1.17391304.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Alternative Cash Consideration” shall mean the product of the Exchange Ratio multiplied by the average closing price of a share of Parent Common Stock on the OTC Bulletin Board (as adjusted for any stock split or consolidation that occurs during that ten-day (10-day) period or in connection with Closing) for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the date the Merger becomes effective.

“Book Entry Shares” shall mean non-certificated shares of Company Common Stock represented by book entry.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Affiliate” shall mean any Person under common control with any of the Company Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Company Entities or any Company Affiliate.

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“Company Board” shall mean the Company’s board of directors.

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which any of the Company Entities is a party; (b) by which any of the Company Entities is bound or under which any of the Company Entities has any express obligation; or (c) under which any of the Company Entities has any express right.

“Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.2, 2.3(a) (the first sentence only), 2.3(b) (the first sentence only), and 2.3(c).

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“Company Employee” shall mean any director or any officer or other employee (full-time or part-time) of any of the Company Entities.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Company Entities or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Company Entity or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Employee Plan” shall mean each plan, program, policy, practice (of the type that might result in monetary implications to a Company Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of Company Entities or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Company Entities or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

“Company Entities” shall mean: (a) the Company; and (b) each of the Company’s Subsidiaries.

“Company Equity Award” shall mean any Company Option and any other type of award issued or issuable under the terms of the Company Equity Plan.

“Company Equity Plan” shall mean Company’s Amended and Restated 2011 Stock Incentive Plan, as amended.

“Company Equity Plan Increase” shall mean a pre-Closing increase to the number of shares of Company Common Stock reserved for issuance under the Company Equity Plan to Twelve Million Three Hundred Thousand (12,300,000) shares of Company Common Stock.

“Company Fully Diluted Common Stock” means a number of shares equal to the sum of (a) the issued and outstanding shares of Company Common Stock as of the applicable date, and (ii) the number of shares of Company Common Stock that are issuable upon the exercise, conversion or exchange of any Company Options, Company Warrants and other rights or securities of any kind exercisable for, convertible into or exchangeable for Company Common Stock (whether or not such rights or securities are vested, conditioned, contingent or otherwise limited as to exercisability in any way) other than the shares of Company Common Stock issuable upon the exercise of Fully Offset Options.

“Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Company Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

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“Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Company Entities taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Company Common Stock, (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi)” “(vii),” “(viii),” or “(ix)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii),” “(viii),” or “(ix)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of the Company (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

“Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested).

“Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

“Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Company Entity; or (b) currently under development by or for any Company Entity (whether or not in collaboration with another Person).

“Company Product Software” shall mean any software (regardless of whether such software is owned by a Company Entity or licensed to a Company Entity by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

“Company Restricted Stock” shall mean each share of Company Common Stock that is subject to forfeiture or a right of repurchase by the Company.

“Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Company Entities or otherwise used by any of the Company Entities, including the Company Product Software.

“Company Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal in respect of the Company (whether through a tender offer, exchange offer, merger, consolidation or otherwise), that is determined by the Company Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Contemplated Transactions.

A “Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or shall have effected a Company Change in Recommendation; (b) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal; (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (d) the Company shall have breached its obligations under Section 4.4.

“Company Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2012 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

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“Company Warrant” means each outstanding warrant to acquire equity securities of the Company or any other right of any kind, other than a Company Option, to acquire capital stock of the Company.

“Confidentiality Agreement” shall mean that certain Mutual NonDisclosure Agreement dated March 16, 2012, between the Company and Parent.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, including the Reverse Stock Split.

“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

“Dissenting Shares” shall mean Company Dissenting Shares or Parent Dissenting Shares.

“DOL” shall mean the United States Department of Labor.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean the quotient determined by dividing the Aggregate Merger Consideration by the Company Fully Diluted Common Stock as of the moment prior to the Effective Time, rounded to the Ten Thousandths.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Fully Offset Option” shall mean a Company Options granted after January 1, 2013 to the extent that an existing holder of Company Common Stock has entered into an agreement (to which the Company is a party or intended third party beneficiary and pursuant to which there has been no default) to contribute, within three (3) business days of the date the Company Option, or any portion thereof, becomes exercisable, a number of shares of Company Common Stock equal to or exceeding the number of such Company Options that have vested.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

“Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all existing and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above; and (g) rights to any existing causes of action, suits or proceedings related to the foregoing, the right to bring any such cause of action, suit or proceeding and all rights to receive compensation for the misuse, misappropriation or infringement of any proprietary rights in Intellectual Property.

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“Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Consent and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of a party shall mean the actual or constructive knowledge of an executive officer (as such term is defined under the rules promulgated by the SEC) of such party and: (a) with respect to the Company shall also include the following (to the extent not covered by the preceding sentence): Paul Summers, John Walpuck, Tim Napoleon, Steve Smith and Kon Wilms; and (b) with respect to Parent shall include the following (to the extent not covered by the preceding sentence): James E. Solomon, Rodney Tiede, Steve Jones, Robert Ingrahm, Robert Jepson and Cameron Francis.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

“NRS” shall mean the Nevada Revised Statutes.

“Order” shall mean any order, writ, injunction, judgment or decree.

“Parent Affiliate” shall mean any Person under common control with any of the Parent Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Parent Entities or any Parent Affiliate.

“Parent Board” shall mean Parent’s board of directors.

“Parent Common Stock” shall mean the Common Stock, $0.05 par value per share, of Parent.

“Parent Contract” shall mean any Contract: (a) to which any of Parent Entities is a party; (b) by which any of the Parent Entities or any asset of any of the Parent Entities is bound or under which any of the Parent Entities has any express obligation; or (c) under which any of the Parent Entities has any express right.

“Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.2, 3.3(a) (the first sentence only), 3.3(b) (the first sentence only) 3.3(c) and 3.21.

“Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

“Parent Employee” shall mean any director or any officer or any other employee (full-time or part-time) of any of the Parent Entities.

“Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Parent Entities; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Parent Entity to make any severance, termination, change in control or similar payment or to provide any benefit.

“Parent Employee Plan” shall mean any plan, program, policy, practice (of the type that might result in monetary implications to a Parent Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Parent Entities for the benefit of any Parent Employee; or (b) with respect to which any of the Parent Entities has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

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“Parent Entities” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

“Parent Equity Award” shall mean any Parent Option, share of Parent Restricted Stock, Parent RSU or other award issued pursuant to the Parent Equity Plans.

“Parent Equity Plans” shall mean: (a) Parent’s 2004 Long-Term Incentive Plan; and (b) Parent’s 2008 Equity Incentive Plan.

“Parent Fully Diluted Common Stock” means a number of shares equal to the sum of (a) the issued and outstanding shares of Parent Common Stock as of the applicable date, and (ii) the number of shares of Parent Common Stock that are issuable upon the exercise, conversion or exchange of any Parent Options, Parent Warrants (except, subject to Section 8.3(c), for the Excepted Warrants) and other rights or securities of any kind exercisable for, convertible into or exchangeable for Parent Common Stock (whether or not such rights or securities are vested, conditioned, contingent or otherwise limited as to exercisability in any way). For purposes of clarity, the Parent Fully Diluted Common Stock shall not include the Per Share Merger Consideration.

“Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products and all Intellectual Property Rights in or to Parent Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Parent Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),” “(vii),” “(viii)” or “(ix)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii),” “(viii)” or “(ix)” or of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of Parent (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by the Company to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions.

“Parent Notes” shall mean the Senior Secured Convertible Promissory Notes issued by Parent.

“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent or otherwise).

“Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Parent Preferred Stock” shall mean the Preferred Stock, no par value per share, of Parent.

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“Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Parent Entity; or (b) currently under development by or for any Parent Entity (whether or not in collaboration with another Person).

“Parent Product Software” shall mean any software (regardless of whether such software is owned by a Parent Entity or licensed to a Parent Entity by a third party) contained or included in or provided with any Parent Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Parent Product.

“Parent Restricted Stock” shall mean each share of Parent Common Stock that is subject to forfeiture or a right of repurchase by Parent.

“Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Equity Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Parent Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Parent Entities or otherwise used by any of the Parent Entities, including the Parent Product Software.

“Parent Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal with respect to Parent (whether through a tender offer, merger or otherwise), that is determined by the Parent Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s stockholders than the Contemplated Transactions.

A “Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation or shall have effected a Parent Change in Recommendation; (b) the Parent Board shall have approved, endorsed or recommended any Acquisition Proposal; (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (d) Parent shall have breached its obligations under Section 4.4..

“Parent Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2012 included in Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

“Parent Warrant” means each outstanding warrant to acquire equity securities of the Company or any other right of any kind, other than a Parent Option, Parent RSU, to acquire capital stock of Parent.

“Per Share Merger Consideration” shall mean a number of shares of Parent Common Stock equal to the Exchange Ratio; provided, however, with respect to each holder of Company Common Stock, the Per Share Merger Consideration shall be aggregated for all shares of Company Common Stock held by such holder and then rounded down to the nearest whole shares of Parent Common Stock.

“Permitted Bridge Financing” means a financing transaction involving the issuance of capital stock, any debt instrument and/or security or derivative security of any kind that (a) does not, when combined with any other Permitted Bridge Financings of the same Party, exceed $1.25 million, and (b) all terms of which were, prior to the entering into of any binding commitment related to such financing, approved by Parent in Parent's sole discretion, with respect to a Permitted Bridge Financing by Company, or approved by Company in Company's sole discretion, with respect to a Permitted Bridge Financing by Parent.

“Person” shall mean any individual, Entity or Governmental Body.

“Part 13” shall mean Section 16-10a-1301 through Section 16-10a-1331 of the URBCA.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

“Reverse Stock Split” shall mean a consolidation (a/k/a reverse stock split) of each class and series of capital stock of Parent at a ratio of ten (10) pre-consolidation shares to one (1) post-consolidation share or such other ratio as mutually agreed upon by Parent and the Company and set forth in the Joint Proxy Statement/Prospectus.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

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“Significant Subsidiary” with respect to an Entity shall mean any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

A “Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

“Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“URBCA” shall mean the Utah Revised Business Corporation Act.

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SCHEDULE 5.11

Directors

Donald A. Harris
William A. Boyd
Paul Summers
David Williams
*Addition director approved by Company and Parent prior to Closing

Officers

Paul Summers, Chief Executive Officer and President

John Walpuck, Chief Operating Officer and Chief Financial Officer

Tim Napoleon, Chief Strategist

Kon Wilms, Chief Architect

Steve Smith, Vice President of Network Services

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